Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE

METRIS RECEIVABLES, INC.

METRIS MASTER TRUST

The undersigned, a duly authorized representative of HSBC Finance Corporation (“HSBC Finance”), as Servicer, pursuant to the Fourth Amended and Restated Pooling and Servicing Agreement dated as of December 1, 2005 (the “Pooling and Servicing Agreement”) by and among Metris Receivables, Inc., as Transferor (the “Transferor”), HSBC Finance, as Servicer (the “Servicer”), and U.S. Bank National Association, as trustee (the “Trustee”), does hereby certify that:

1.	HSBC Finance is Servicer under the Pooling and Servicing Agreement.
2.	The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.
3.	This Certificate is delivered pursuant to Section 3.5 of the Pooling and Servicing Agreement.
4.	A review of the activities of the Servicer for the year ended December 31, 2006 was conducted under our supervision.
5.

Based on such review, the Servicer has, to the best of our knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout such period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below.

6.

The following is a description of each default in the performance of the Servicer’s obligations under the provisions of the Pooling and Servicing Agreement, including any Supplement, known to us to have been made during such period which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default:

None

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 5th day of March, 2007.

HSBC FINANCE CORPORATION, as Servicer

By: /s/ J. A. Bevacqua

J.A. Bevacqua
Servicing Officer